Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information dated May 22, 2024, and incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-276309) of StepStone Private Credit Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 22, 2024, with respect to the financial statements of StepStone Private Credit Income Fund as of April 25, 2024 and for the period from December 18, 2023 (inception) to April 25, 2024, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 2, 2025